EXHIBIT 10.43

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

SECOND AMENDED AND RESTATED

CONVERTIBLE SECURED PROMISSORY NOTE

$500,000.00	July 15, 2003 New York, New York

THIS SECOND AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE (the “Second Restated Note” or “this Note”) is hereby issued by eUniverse, Inc., a Delaware corporation (“Borrower”) to 550 Digital Media Ventures Inc. (f.k.a. New Technology Holdings Inc.) (“Lender”). This Note amends and restates in its entirety that certain Amended and Restated Convertible Secured Promissory Note dated October 23, 2001 (the “First Restated Note”), which First Restated Note amended a certain Secured Promissory Note dated February 14, 2001 (the “Replacement Note”), which Replacement Note replaced the original Secured Promissory Note issued on September 6, 2000 (the “Original Note”).

FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay on demand to the order of Lender in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of $500,000.00 or, if less, the aggregate principal amount of the borrowings outstanding (the “Principal Amount”) together with accrued and unpaid interest thereon, in the manner set forth herein. Borrower further agrees to pay interest on the Principal Amount at the rate per annum equal to the rate reported in the Wall Street Journal as the prime rate for major banks plus 2% on the outstanding Principal Amount. Interest shall be calculated from and including the date of the Original Note to but not including the date such Principal Amount has been repaid in full. Interest shall be calculated on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed and shall be paid together with the outstanding Principal Amount, as provided in Section 1 of this Note.

All borrowings evidenced by this Note and all payments (including those described in Sections 1(b)) and prepayments of the principal hereof and interest hereon and the respective date thereof shall be endorsed by the holder hereof on the grid schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof (the “Grid”); provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of Borrower under this Note.

This Note is a portion of the “Second Restated Note” referred to in that certain Letter Agreement by and between the Borrower and the Lender of even date herewith, as the same may from time to time be amended or supplemented (the “Debt Amendment Letter Agreement”).

1. Repayment.

(a) The outstanding Principal Amount and all interest accrued thereon shall be payable on demand, unless Lender has received a written notice from Borrower within 30 days of its delivery of a Demand Notice of Borrower’s intent to convert pursuant to Section 7 below; provided, however, that unless there has been an Event of Default (as defined in the Security Agreement described in Paragraph 2 below) or a Change of Control (as defined below), Lender agrees not to make demand prior to March 31, 2005 and provided, further, that Lender shall provide Borrower with 30 days’ advance written notice of such demand (the “Demand Notice”).

(b) Borrower may at any time and from time to time prepay the Principal Amount, in whole or in part, without premium or penalty.

2. Security Agreement. This Note is entitled to the benefit of that certain Security Agreement, dated as of September 6, 2000, between Lender and Borrower, as and to the extent amended by Debt Amendment Letter Agreement, (as amended, the “Security Agreement”), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement). This Note shall be subject to the terms and conditions set forth in such Security Agreement.

3. Place of Payment; Application of Payments. All amounts payable hereunder shall be payable to Lender in United States dollars at such bank account as shall be designated by Lender in the Demand Notice in immediately available funds. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

4. Default. Upon the occurrence of an Event of Default (as defined in the Security Agreement) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender with the effect provided in the Security Agreement.

5. Change of Control. As used herein, the term “Change of Control” means the occurrence of any of the following events:

(a) a sale of all or substantially all of the assets of the Borrower in one transaction or a series of transactions;

(b) the merger or consolidation of Borrower with or into another person under circumstances in which the holders of the voting stock of Borrower immediately prior to such merger or consolidation, do not own a majority of the voting stock of Borrower or the surviving corporation immediately after such merger or consolidation;

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the date of this Note, becomes the “beneficial owner” (as defined in Rules 13-d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock of Borrower entitled to cast more than 30% of the votes entitled to be cast by the holders of the outstanding voting stock of Borrower.

6. Conversion.

(a) Mechanics of Conversion. Within 60 days following receipt of a Demand Notice, Borrower may at its option elect to automatically convert the outstanding Principal Amount and unpaid accrued interest thereon as of such date into shares of the Borrower’s Series B Preferred Stock, $.10 par value per share (the “Series B Preferred Stock”), in accordance with this Section 6. The Borrower shall give at least 15 days prior notice to Lender of the date on which such automatic conversion is to be effectuated (such date, the “Conversion Date”). The number of shares of Series B Preferred Stock (calculated to the nearest 1/100,000th of a share) to which Lender shall be entitled upon such automatic conversion shall be determined by dividing (x) the outstanding Principal Amount and unpaid accrued interest thereon as of the Conversion Date by (y) the lower of (i) the average Closing Price (as defined below) for the twenty (20) trading days immediately prior to the date of this Second Restated Note as set forth above the preamble hereof and (ii) the average Closing Price (as defined below) for the twenty (20) trading days immediately prior to March 31, 2005. “Closing Price” means, the price with respect to the shares of the Borrower’s Common Stock on any day, (i) the last reported sales price, or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on any national securities exchange on which the shares of Common Stock are listed or admitted to trading, or (ii) if the shares of Common Stock are not listed on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by Borrower for that purpose, or (iii) if such prices in the over-the-counter market are not available, the fair market value of such shares. On the Conversion Date, the outstanding Principal Amount and unpaid accrued interest thereon shall be converted automatically into the Series B Preferred Stock without further action by the Lender and whether or not this Note has been surrendered to Borrower or its transfer agent, and Lender shall be deemed to be the shareholder of record as of the Conversion Date with respect to the Series B Preferred Stock. Within fourteen (14) days subsequent to the Conversion Date Lender shall surrender this Note to Borrower or its transfer agent, duly marked cancelled and, in exchange therefor, Lender shall receive from Borrower share certificates evidencing the Series B Preferred Stock in the name or names in which Lender wishes such certificate or certificates for the Series B Preferred Stock to be issued. If within fourteen (14) days of the Conversion Date, Lender is unable to deliver this Note, Lender shall notify Borrower or its transfer agent that such Note has been lost, stolen or destroyed and shall deliver to Borrower an acknowledgement that the obligations evidenced by this Note, shall have been upon the Conversion Date be deemed fully satisfied, and, if requested by Borrower, Lender shall execute an agreement reasonably satisfactory to

Borrower to indemnify Borrower from any loss incurred by it in connection with inability of Lender to deliver such Note.

(b) Issue Taxes. Borrower shall pay any and all stamp, issue and other taxes that may be payable in respect of the issuance or delivery of the Series B Preferred Stock.

(c) In the event that the Company exercises the option to convert this Note pursuant to Section 6(a) after all Series B Preferred Stock held by 550 DMV has been converted into the Company’s common stock, par value $.001 per share (the “Common Stock”), than the outstanding principal and interest of this Note may be converted by the Company into Common Stock at the price per share otherwise applicable to the Series B Preferred Stock.

(d) Reservation of Stock Issuable Upon Conversion. Upon any automatic conversion pursuant to Section 6(a) above, Borrower will take all corporate action as may be necessary to increase its authorized but unissued shares of Series B Preferred Stock or Common Stock, as the case may be, to such number of shares as shall be sufficient to effect the conversion of this Note under Section 6(a) above, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to Borrower’s certificate of incorporation.

(e) Fractional Shares. No fractional shares shall be issued upon the conversion of this Note into the Series B Preferred Stock or Common Stock, as the case may be. If the conversion would result in the issuance of a fraction of a share of the Series B Preferred Stock or Common Stock, as the case may be, Borrower shall, in lieu of issuing any fractional share, pay Lender who is otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date, with respect to the Series B Preferred Stock, or Common Stock, as the case may be, (in each case as determined in good faith by the Board of Directors of Borrower and agreed to by Lender).

(f) Registration Rights. If the outstanding Principal Amount of and unpaid accrued interest thereon has been converted pursuant to Section 6(a) hereof into Series B Preferred Stock or Common Stock, as the case may be, Borrower shall grant to Lender the same registration rights and other minority shareholder rights granted to other holders of Series B Preferred Stock. If the outstanding Principal Amount and unpaid accrued interest thereon has been converted pursuant to Section 6(a) in to Series B Preferred Stock or Common Stock, as the case may be, Borrower shall ensure that Lender shall receive registration rights and other minority shareholder rights whenever such rights are granted by Borrower to other holders of its securities (such holders, “Other Shareholders”), and the terms of such rights granted to Lender shall, in each case, be equal (including, without limitation, any holding periods) to the terms governing the grant of such registration rights and minority shareholder rights to such Other Shareholders.

7. Waiver. Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. BORROWER WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST

EXTENT PERMITTED BY LAW. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

8. Expenses; Attorney’s Fees; Collection Costs. Borrower agrees that it will pay the reasonable costs and expenses of the parties (including legal and accounting fees) in connection with this Note. Without limiting the foregoing, if there has been an Event of Default by Borrower hereunder, Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender, including, without limitation, reasonable attorney’s fees relating thereto.

9. Successors and Assigns; Assignment. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower may assign this Note to any of its affiliates or the affiliates of Sony Music Entertainment Inc., and such rights may be similarly assigned by such assignee.

10. Further Assurances. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender’s security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.

11. THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

BORROWER

eUNIVERSE, INC.

By:	/s/ BRAD GREENSPAN
Name:	Brad Greenspan
Title:	Chairman/CEO

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CONVERTIBLE

SECURED PROMISSORY NOTE]

Schedule to Secured Promissory Note

TRANSACTIONS

ON

NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Interest Owing In Respect of any Prepayment of Principal	Outstanding Principal Balance This Date	Amount of Interest Paid on Last Day of Interest Period	Notation Made By